Exhibit 10.2
CLIFFORD CHANCE	CLIFFORD CHANCE LLP

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXECUTION VERSION
£200,000,000 FACILITY AGREEMENT
FOR NORTHERN POWERGRID HOLDINGS COMPANY WITH BARCLAYS BANK PLC HSBC UK BANK PLC LLOYDS BANK PLC ROYAL BANK OF CANADA AND LLOYDS BANK PLC ACTING AS AGENT
MULTICURRENCY REVOLVING FACILITY AGREEMENT

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THIS AGREEMENT is dated 18 December 2025 and made between:
(1)NORTHERN POWERGRID HOLDINGS COMPANY (the "Company" and the "Guarantor");
(2)THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Parties) as borrowers (the "Borrowers");
(3)BARCLAYS BANK PLC, HSBC UK BANK PLC, LLOYDS BANK PLC and ROYAL BANK OF CANADA as mandated lead arranger(s) (whether acting individually or together, the "Arranger");
(4)THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Parties) as lenders (the "Original Lenders"); and
(5)LLOYDS BANK PLC as agent of the other Finance Parties (the "Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"Acceptable Bank" means a Lender or bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.
"Accordion Lender Accession Agreement" means an agreement substantially in the form set out in Part II (Form of Accordion Lender Accession Agreement) of Schedule 6 (Accordion Option).
"Accordion Option" means the option to request an increase in the Facility in accordance with Clause 2.4 (Accordion Option).
"Accordion Option Notice" means a notice substantially in the form set out in Part I (Form of Accordion Option Notice) of Schedule 6 (Accordion Option) or any other form agreed by the Agent and the Company (each acting reasonably).
"Additional Business Day" means any day specified as such in the applicable Reference Rate Terms.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agent's Spot Rate of Exchange" means:
(a)the Agent's spot rate of exchange; or

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(b)(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.
"Aggregate RAV" means the aggregate of Northeast RAV and Yorkshire RAV.
"Assignment Agreement" means an agreement in the form agreed between the relevant assignor and assignee.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Authorised Signatory" means any person duly authorised by the board of directors of the relevant entity to execute any documents and/or notices to which it is a party.
"Authority" means the Gas and Electricity Markets Authority (including Ofgem).
"Availability Period" means the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date.
"Available Tranche A Commitment" means a Lender's Tranche A Commitment minus:
(a)the Base Currency Amount of its participation in any outstanding Tranche A Loans; and
(b)in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Tranche A Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Tranche A Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
"Available Tranche A Facility" means the aggregate for the time being of each Lender's Available Tranche A Commitment.
"Available Tranche B Commitment" means a Lender's Tranche B Commitment minus:
(a)the Base Currency Amount of its participation in any outstanding Tranche B Loans; and
(b)in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Tranche B Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Tranche B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

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"Available Tranche B Facility" means the aggregate for the time being of each Lender's Available Tranche B Commitment.
"Base Currency" means sterling.
"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.
"Basel III" means:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;
(b)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.
"Break Costs" means any amount specified as such in the applicable Reference Rate Terms.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:
(a)(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or
(b)(in relation to any date for payment or purchase of euro) which is a TARGET Day; and
(c)(in relation to:
(i)the fixing of an interest rate in relation to a Term Rate Loan;
(ii)any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

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(iii)the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period), which is an Additional Business Day relating to that Loan or Unpaid Sum.

"Cash Equivalent Investments" means at any time investments in sterling demand or time deposits, UK Government stock, certificates of deposit and short term debt obligations (including commercial paper), synthetic sterling deposits, shares in money market liquidity funds and guaranteed investment contracts, provided that in all cases such investments have a maturity of no longer than nine months from the date of their acquisition.
"Central Bank Rate" has the meaning given to that term in the applicable Reference Rate Terms.
"Central Bank Rate Adjustment" has the meaning given to that term in the applicable Reference Rate Terms.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means the aggregate for the time being of each Lender's Tranche A Commitment and Tranche B Commitment and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or in accordance with the application of the Accordion Option.
"Commitment Fee Percentage" means, in respect of any Borrower on any day, 35 per cent. of the Margin applicable to that Borrower on such day (or that would have been applicable had such Borrower drawn a Loan on such day).
"Competition Act" means the Competition Act 1998.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Compounded Rate Currency" means any currency which is not a Term Rate Currency.
"Compounded Rate Interest Payment" means the aggregate amount of interest that:
(a)is, or is scheduled to become, payable under any Finance Document; and
(b)relates to a Compounded Rate Loan.
"Compounded Rate Loan" means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.
"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

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"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:
(a)is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of all the Lenders);
(b)specifies a calculation methodology for that rate; and
(c)has been made available to the Company and each Finance Party.

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(c)information that:
(i)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or
(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(d)any Funding Rate.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

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"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
"Conversion Date" means the date specified as such in the Conversion Notice.
"Conversion Notice" means a notice substantially in the form set out in Schedule 5 (Conversion Notices).
"CRD IV" means EU CRD IV and UK CRD IV.
"CTA" means the Corporation Tax Act 2009.
"Cumulative Compounded RFR Rate" means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
"Daily Rate" means the rate specified as such in the applicable Reference Rate Terms.
"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:
(a)which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and,
payment is made within 5 Business Days of its due date; or

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(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DNO Licence" means in relation to each Borrower the distribution licence as amended from time to time, granted or treated as granted to it by the Authority under section 6(1)(c) of the Electricity Act.
"Electricity Act" means the Electricity Act 1989.
"Enterprise Act" means the Enterprise Act 2002.
"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.
"EU CRD IV" means:
(a)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

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(b)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).
"Existing Facility" means the £200,000,000 revolving loan facility made available pursuant to a multicurrency revolving facility agreement originally dated 22 December 2021 between, amongst others, Northern Powergrid Holdings Company as the company and guarantor, Barclays Bank PLC, HSBC UK Bank plc, Lloyds Bank plc and Royal Bank of Canada as arrangers and Lloyds Bank plc as agent.
"Existing Tranche A" means Tranche A as defined under the Existing Facility.
"Existing Tranche B" means Tranche B as defined under the Existing Facility.
"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fallback Interest Period" means the period specified as such in the applicable Reference Rate Terms.
"FATCA" means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

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"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters (i) dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees) or (ii) entered into as a condition to any increase to a Lender's Commitments in accordance with Clause 2.4 (Accordion Option).
"Final Determination" means the final determination document published by Ofgem for each electricity distribution price control review.
"Finance Document" means this Agreement, any Fee Letter, any Reference Rate Supplement, any Compounding Methodology Supplement, any Accordion Option Notice and any other document designated as such by the Agent and the Company.
"Finance Party" means the Agent, the Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)any finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(i)any amount raised by the issue of redeemable shares which are by their terms capable of redemption before the Termination Date; and

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(j)(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).
"Group" means the Company and its Subsidiaries for the time being.
"Historic Primary Term Rate" means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three Business Days before the Quotation Day.
"Historic RFR" means, in relation to a currency and an RFR Banking Day for that currency, the most recent RFR for a day which is no more than 3 RFR Banking Days before that RFR Banking Day.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means UK adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements.
"Impaired Agent" means the Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Agent otherwise rescinds or repudiates a Finance Document;
(c)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

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"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Insolvency Event" means in relation to a Finance Party:
(a)any receiver, administrative receiver, administrator, liquidator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;
(b)that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or
(c)that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).
"Interpolated Historic Primary Term Rate" means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:
(a)the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)the most recent applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan, each of which is as of a day which is no more than three Business Days before the Quotation Day.
"Interpolated Primary Term Rate" means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates), which results from interpolating on a linear basis between:
(a)the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan, each as of the Quotation Time.
"ITA" means the Income Tax Act 2007.
"Lender" means:
(a)any Original Lender; and

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(b)any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase), Clause 2.4 (Accordion Option) or Clause 24 (Changes to the Parties),
which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LMA" means the Loan Market Association.
"Loan" means a Tranche A Loan or a Tranche B Loan.
"Lookback Period" means the number of days specified as such in the applicable Reference Rate Terms.
"Majority Lenders" means:
(a)if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or
(b)at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
"Margin" for a Loan shall be determined on the basis of the Moody's Rating and/or S&P Rating of the relevant Borrower of that Loan as set out in the following grid and determined as set out below:

Moody's Rating/S&P Rating	Margin (bps. per annum)
A2/A or above	20
A3/A–	35
Baa1/BBB+	50
Baa2/BBB	65
Baa3/BBB– or below	80
(a)Subject to paragraph (b) below, if the Moody's Rating and the S&P Rating in respect of a Borrower differ, the Margin for each Loan borrowed by that Borrower shall be determined on the basis of the higher of the two ratings and, while a Default is continuing or while no Moody's Rating or S&P Rating is assigned in respect of that Borrower, the Margin for each Loan borrowed by that Borrower shall be the percentage per annum set out above based on the assumption that the Moody's Rating and the S&P Rating were Baa1 or BBB+ or below.

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(b)To the extent that an Event of Default has occurred and is continuing, the applicable Margin for each Loan borrowed by that Borrower shall be the percentage per annum set out above based on the assumption that the Moody's Rating and the S&P Rating were Baa3/BBB- or below.
(c)If a rating has been assigned by either Moody's or S&P but not both, then the Margin shall be determined on the basis of that rating. The changes to the applicable Margin for a Loan as set out in paragraphs (a) and (b) above shall take effect 5 Business Days after the Agent has received written notice in accordance with paragraph (b) of Clause 20.4 (Information: miscellaneous) or paragraph (a) of Clause 20.5 (Notification of Default).
"Market Disruption Rate" means the rate (if any) specified as such in the applicable Reference Rate Terms.
"Material Adverse Effect" means a material adverse effect on:
(a)the business, operations, property or condition (financial or otherwise) of the Group taken as a whole;
(b)the ability of an Obligor to perform its payment obligations and comply with the requirements of Clause 21 (Financial Covenants) under the Finance Documents; or
(c)the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.
"Month" means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.
"Moody's" means Moody's Investors Service Limited.
"Moody's Rating" means, in respect of each Borrower, the senior unsecured debt rating of that Borrower assigned by Moody's from time to time.
"Northeast" means Northern Powergrid (Northeast) plc.
"Northeast RAV" means at any date, the regulatory asset value of Northeast as set out in the most recent Final Determination or, if any electricity distribution price control financial model has been published on Ofgem's website since the most recent Final Determination, the regulatory asset value of Northeast as set out in such financial model, in each case, as at 31 March nearest to the Calculation Date and adjusted for inflation as at the Calculation Date.
"Obligor" means a Borrower or the Guarantor.
"Ofgem" means the Office of Gas and Electricity Markets operating under the direction and governance of the Authority.

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"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
"Original Financial Statements" means:
(a)in relation to the Guarantor, the audited consolidated financial statements of the Group for the financial year ended 31 December 2024;
(b)in relation Northeast, its audited consolidated financial statements for the financial year ended 31 December 2024; and
(c)in relation to Yorkshire, its audited financial statements for its financial year ended 31 December 2024.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
"Primary Term Rate" means the rate specified as such in the applicable Reference Rate Terms.
"Project Finance Borrowings" has the meaning given to it in Clause 21.1 (Financial definitions).
"Qualifying Lender" has the meaning given to it in Clause 13 (Tax gross-up and indemnities).
"Quotation Day" means the day specified as such in the applicable Reference Rate Terms.
"Quotation Time" means the relevant time (if any) specified as such in the applicable Reference Rate Terms.
"Quoted Tenor" means, in relation a Primary Term Rate, any period for which that rate is customarily published.
"Reference Day" has the meaning given to that term in the applicable Reference Rate Terms.
"Reference Rate Supplement" means, in relation to any currency, a document which:
(a)is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of all the Lenders);
(b)specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

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(c)specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and
(d)has been made available to the Company and each Finance Party.
"Reference Rate Terms" means, in relation to:
(a)a currency;
(b)a Loan or an Unpaid Sum in that currency;
(c)an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(d)any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum, the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Market" means the market specified as such in the applicable Reference Rate Terms.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Relevant Primary Term Rate" for a Reference Day means:
(a)the Primary Term Rate as of 11:00 a.m. (Brussels time) on that Reference Day for a period equal in length to the Interest Period of that Term Rate Loan; or
(b)if, as at the date of this Agreement, no Primary Term Rate for a period equal in length to that Interest Period was customarily published, the Primary Term Rate (as of 11:00 a.m. (Brussels time) on that Reference Day) for the shortest period (for which the Primary Term Rate is available and for which the Primary Term Rate was customarily published as at the date of this Agreement) which exceeds that Interest Period.
"Repeating Representations" means each of the representations set out in sub-paragraphs (a) and (b) of Clause 19.1 (Status), Clauses 19.2 (Binding obligations) to 19.6 (Governing law and enforcement) (inclusive), Clause 19.9 (No default), sub-paragraph (a) of Clause 19.10 (No misleading information), Clause 19.12 (Pari passu

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ranking), Clause 19.13 (No proceedings pending or threatened), Clause 19.14 (Environmental compliance), Clause 19.15 (Environmental Claims), Clause 19.16 (Sanctions) and paragraph (a) of Clause 19.17 (Anti-corruption).
"Reporting Day" means the day (if any) specified as such in the applicable Reference Rate Terms.
"Reporting Time" means the relevant time (if any) specified as such in the applicable Reference Rate Terms.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"RFR" means the rate specified as such in the applicable Reference Rate Terms.
"RFR Banking Day" means any day specified as such in the applicable Reference Rate Terms.
"Rollover Loan" means one or more Loans:
(a)made or to be made on the same day that a maturing Loan is due to be repaid;
(b)the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and
(d)made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Separate Loan" has the meaning given to that term in Clause 7.1(c) (Repayment of Loans).
"S&P" means S&P Global Ratings, a division of S&P Global Inc.
"S&P Rating" means in respect of each Borrower, the senior, unsecured debt rating of that Borrower assigned by S&P from time to time.
"Specified Time" means a day or time determined in accordance with Schedule 9 (Timetables).
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"T2" means the real time gross settlement system operated by the Eurosystem, or any successor system.
"TARGET Day" means any day on which T2 is open for the settlement of payments in euro.

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"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Taxes Act" means the Income and Corporation Taxes Act 1988.
"Term Rate Currency" means:
(a) euro; and
(b)any currency specified as such in a Reference Rate Supplement relating to that currency, to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.
(c)"Term Rate Loan" means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, a "Compounded Rate Loan" for its then current Interest Period pursuant to Clause 11.1 (Interest calculation if no Primary Term Rate).
"Term Reference Rate" means, in relation to a Term Rate Loan:
(a)the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 11.1 (Interest calculation if no Primary Term Rate), and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.
"Termination Date" means, subject to Clause 5.6 (Extension Option), the date falling 36 Months after the date of this Agreement.
"Total Commitments" means the aggregate of the Commitments being £200,000,000 at the date of this Agreement (as may be increased from time to time in accordance with the Accordion Option).
"Tranche" means Tranche A or Tranche B.
"Tranche A" has the meaning ascribed to it in paragraph (a) of Clause 2.1 (The Facility).
"Tranche A Commitment" means:
(a)in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Tranche A Commitment" in Part II of Schedule 1 (The Parties) and the amount of any other Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or to be transferred to it following delivery of a Conversion Notice; and

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(b)in relation to any other Lender, the amount in the Base Currency of any Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement (or to be reduced or transferred by it following delivery of a Conversion Notice).
"Tranche A Loan" means a loan made under Tranche A or the principal amount outstanding for the time being of that loan.
"Tranche B" has the meaning ascribed to it in paragraph (b) of Clause 2.1 (The Facility).
"Tranche B Commitment" means:
(a)in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Tranche B Commitment" in Part II of Schedule 1 (The Parties) and the amount of any other Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or to be transferred to it following delivery of a Conversion Notice; and
(b)in relation to any other Lender, the amount in the Base Currency of any Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement (or to be reduced or transferred by it following delivery of a Conversion Notice).
"Tranche B Loan" means a loan made under Tranche B or the principal amount outstanding for the time being of that loan.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the Transfer Certificate or Assignment Agreement; and
(b)the date on which the Agent executes the Transfer Certificate or Assignment Agreement.
"UK CRD IV" means:
(a)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");
(b)the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement)

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Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and
(c)direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).
"VAT" means:
(a)any value added tax imposed by the Value Added Tax Act 1994;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature., whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
"Yorkshire" means Northern Powergrid (Yorkshire) plc.
"Yorkshire RAV" means at any date, the regulatory asset value of Yorkshire as set out in the most recent Final Determination or, if any electricity distribution price control financial model has been published on Ofgem's website since the most recent Final Determination, the regulatory asset value of Yorkshire as set out in such financial model, in each case, as at 31 March nearest to the Calculation Date and adjusted for inflation as at the Calculation Date.

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1.2Construction
(a)Unless a contrary indication appears any reference in this Agreement to:
(i)the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)"assets" includes present and future properties, revenues and rights of every description;
(iii)a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)a "group of Lenders" includes all the Lenders;
(v)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vi)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);
(vii)a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(viii)a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(ix)a time of day is a reference to London time.
(b)Section, Clause and Schedule headings are for ease of reference only.
(c)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.
(e)A Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever

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source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan.
(f)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.
(g)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(h)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(i)Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)Schedule 11 (Reference Rate Terms); or
(ii)any earlier Reference Rate Supplement.
(j)A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 13 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)any earlier Compounding Methodology Supplement.
1.3Currency Symbols and Definitions
"£" and "sterling" denote the lawful currency of the United Kingdom and "EUR" and "euro" denote the single currency of the Participating Member States.
1.4Third party rights
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

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(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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SECTION 2
THE FACILITY
2.THE FACILITY
2.1The Facility
Subject to the terms of this Agreement (including, without limitation, Clause 4.5 (Reallocation)), the Lenders make available a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments in two tranches in maximum principal amounts as follows:
(a)to Yorkshire, Loans in an aggregate amount equal to the Tranche A Commitments ("Tranche A"); and
(b)to Northeast, Loans in an aggregate amount equal to the Tranche B Commitments ("Tranche B").
2.2Increase
(a)The relevant Obligor may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)the Available Tranche A Commitments or the Available Tranche B Commitments (as appropriate) of a Defaulting Lender in accordance with paragraph (g) of Clause 8.5 (Right of replacement, repayment and cancellation in relation to a single Lender); or
(ii)the Commitments of a Lender in accordance with:
(A)Clause 8.1 (Illegality); or
(B)paragraph (a) of Clause 8.5 (Right of replacement, repayment and cancellation in relation to a single Lender), request that the Total Commitments and the relevant Tranche A Commitments and/or Tranche B Commitments be increased (and the Total Commitments and the relevant Commitments under that Tranche shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Tranche A Commitments and the Available Tranche B Commitments or Commitments so cancelled as follows:
(iii)the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the relevant Obligor (each of which shall not be a member of the Group) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender;
(iv)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the

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Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(v)any Increase Lender which is not a Lender immediately prior to the relevant increase shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(vi)the Commitments of the other Lenders shall continue in full force and effect; and
(vii)any increase in the Total Commitments and the relevant Commitment shall take effect on the date specified by the relevant Obligor in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)An increase in the Total Commitments and the relevant Commitment will only be effective on:
(i)the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Obligors and the Increase Lender.
(c)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the relevant Obligor shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £3,000 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(e)The relevant Obligor may pay to the Increase Lender a fee in the amount and at the times agreed between the relevant Obligor and the Increase Lender in a letter between the relevant Obligor and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

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(f)Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)the "New Lender" were references to that "Increase Lender"; and
(iii)a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
2.3Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.
(c)A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4Accordion Option
(a)At any time during the Availability Period, the Company may deliver an Accordion Option Notice to the Agent requesting that the Total Commitments be increased by an amount specified in the notice (the "Requested Amount"), provided that:
(i)the aggregate of the Requested Amount and all amounts by which the Total Commitments have previously been increased pursuant to this clause does not exceed £50,000,000;
(ii)the Requested Amount is a minimum amount of £25,000,000; and
(iii)the Company may not issue more than two Accordion Option Notices to the Agent.
(b)Within 20 Business Days of the date of receipt of an Accordion Option Notice (each such period being a "Tender Period"), each Lender shall notify the Agent:
(i)whether it agrees to increase its Commitment by an amount equal to its pro rata share of the Requested Amount (calculated by reference to such Lender's Commitment as a proportion of the Total Commitments on the date of the Accordion Option Notice); and

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(ii)the maximum amount (in addition to the amount in paragraph (i) above) by which it is willing to increase its Commitment.
(c)Any Lender who has not responded to an Accordion Option Notice prior to the end of the applicable Tender Period shall be deemed to have refused to increase its Commitment in respect of the relevant Accordion Option Notice.
(d)If, at the end of a Tender Period (or earlier if all of the Lenders have responded by such date) any Lender has indicated that it is not willing to increase its Commitment by the amount set out in paragraph (b)(i) above, the Company may notify any Lender that indicated that it is willing to increase its Commitment by an amount in excess of the amount set out in paragraph (b)(i) above, the amount by which its Commitment will increase, up to the maximum amount indicated by that Lender pursuant to paragraph (b)(ii) above.
(e)To the extent that, following the completion of the process set out in paragraphs (b)-(d), the aggregate Commitments to be subscribed for by the Lenders are less than the Requested Amount, the Company may invite any other banks or financial institutions to accede to this Agreement (in accordance with Clause 24.10 (Acceding Accordion Lenders)) in order to participate in the increase to the Total Commitments by delivering to the Agent a duly completed and executed Accordion Lender Accession Agreement on or prior to the date specified in paragraph (f) below (such bank or financial institution being an "Accordion Acceding Lender").
(f)In respect of any Requested Amount, on and from the date specified by the Company in the relevant Accordion Option Notice or, if later, the date which falls five Business Days after the date upon which any Accordion Acceding Lender which is to provide a Commitment in respect of any part of the Requested Amount has acceded to this Agreement as a Lender and provided that:
(A)no Default is continuing on such date or would occur as a consequence of the requested increase;
(B)the Company has confirmed to the Agent that the Repeating Representations are true in all material respects on such date;
(C)any fees due and payable on such date from the Company to any Lender that is increasing its Commitments in accordance with this Clause 2.4 or any Accordion Acceding Lender have been paid; and
(D)the Company has demonstrated to the reasonable satisfaction of all of the Lenders that the establishment of such Accordion Option (pro forma for a Utilisation in full of such Accordion Option) would not result in a breach of Clause 21 (Financial Covenants), the Total Commitments will be increased by an amount equal to the Requested Amount (or such lower amount as constitutes the aggregate

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amount that has been subscribed for by all Lenders and Accordion Acceding Lenders).
3.PURPOSE
3.1Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility firstly towards refinancing the Existing Facility and thereafter towards its general corporate purposes.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial conditions precedent
(a)No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2Further conditions precedent
(a)The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
(ii)the Repeating Representations to be made by each Obligor are true in all material respects.
(b)The Lenders will only be obliged to comply with Clause 28.10 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

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4.3Conditions relating to Optional Currencies
(a)A currency will constitute an Optional Currency in relation to a Loan if:
(i)it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Loan;
(ii)it is euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; and
(iii)to the extent applicable, there are Reference Rate Terms for that currency.
(b)If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)whether or not the Lenders have granted their approval; and
(ii)if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
4.4Maximum number of Loans
(a)A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation eleven or more Loans would be outstanding.
(b)Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.
(c)Any Separate Loan shall not be taken into account in this Clause 4.4.
4.5Reallocation
(a)Subject to paragraph (b) below, the Borrowers may, not less than 5 Business Days prior to the Conversion Date (as defined below) and thereafter on each anniversary of such Conversion Date, deliver a Conversion Notice to the Agent requesting that a Base Currency amount of up to £25,000,000 be reallocated between Tranche A and Tranche B in the proportions specified in the Conversion Notice on the date determined in accordance with paragraph (c) below (the "Conversion Date").
(b)Upon delivery of a Conversion Notice, the Agent shall promptly notify the Lenders and on the Conversion Date:
(i)each Lender's Commitments under the relevant Tranche (the "Reducing Tranche") shall be cancelled on a pro rata basis in an aggregate amount equal to the amount specified in the Conversion Notice (the "Reduced Amount"); and

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(ii)each Lender's Commitment under the relevant Tranche shall be increased on a pro rata basis by an amount equal to the amount specified in the Conversion Notice.
(c)If the Reduced Amount under the Reducing Tranche:
(i)exceeds the Available Tranche A Commitments or Available Tranche B Commitments (as applicable) under that Reducing Tranche, the Conversion Date shall (if there is only one Loan outstanding under the relevant Tranche) be the last day of the Interest Period for the Loan under that Reducing Tranche outstanding on the date of the Conversion Notice and (otherwise) shall be the last day of the Interest Period for a Loan outstanding under that Reducing Tranche which has a maturity date falling after the maturity date of any other Interest Period for Loans under that Reducing Tranche outstanding on the date of the Conversion Notice (and prior to the Conversion Date each subsequent Interest Period for a Loan under that Reducing Tranche shall be of such duration that it ends on or before the Conversion Date); or
(ii)is equal to or less than the Available Tranche A Commitments or Available Tranche B Commitments (as applicable) under that Reducing Tranche, the Conversion Date shall be the date falling 5 Business Days after the date of the Conversion Notice.

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SECTION 3
UTILISATION
5.UTILISATION
5.1Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the Borrower which has delivered the Utilisation Request is permitted by the terms of this Agreement to borrow the amount requested therein;
(iii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)the proposed Interest Period complies with Clause 10 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
5.3Currency and amount
(a)The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)The amount of the proposed Loan must be:
(i)if the currency selected is the Base Currency, a minimum of £1,000,000 or if less, the Available Tranche A Facility or the Available Tranche B Facility (as applicable); or
(ii)if the currency selected is euro, a minimum of EUR 1,000,000 respectively or if less, the Available Tranche A Facility or the Available Tranche B Facility (as applicable); or
(iii)if the currency selected is an Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b) (ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Tranche A Facility or the Available Tranche B Facility (as applicable); and
(iv)in any event such that its Base Currency Amount is less than or equal to the Available Tranche A Facility or the Available Tranche B Facility (as applicable).

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5.4Lenders' participation
(a)If the conditions set out in this Agreement have been met, and subject to Clause 7.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender's participation in each Tranche A Loan will be equal to the proportion borne by its Available Tranche A Commitment to the Available Tranche A Facility immediately prior to making the Loan.
(c)The amount of each Lender's participation in each Tranche B Loan will be equal to the proportion borne by its Available Tranche B Commitment to the Available Tranche B Facility immediately prior to making the Loan.
(d)The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash, in each case by the Specified Time.
5.5Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
5.6Extension Option
(a)The Company may, by notice to the Agent (the "Initial Extension Request") not more than 60 days and not less than 30 days before the first anniversary of the date of this Agreement (the "First Anniversary"), request that the Termination Date in respect of the Facility be extended for a further period of one year.
(b)The Company may, by notice to the Agent (the "Second Extension Request") not more than 60 days and not less than 30 days before the second anniversary of the date of this Agreement (the "Second Anniversary"), request that the Termination Date in respect of the Facility:
(i)with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period of one year; and/or
(ii)if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request, be extended for a period of two years.
(c)The Agent must promptly notify the Lenders of any Initial Extension Request or Second Extension Request (an "Extension Request").
(d)Each Lender may, in its sole discretion, agree to any Extension Request (each such Lender, a "Consenting Lender"). Each Lender that agrees to an Extension Request by the date falling 15 days before the First Anniversary or the Second Anniversary (as applicable) (each such date being an "Extension

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Request Long Stop Date") will, subject to paragraph (i) below, extend its Commitment for a further period of one year or two years (as applicable), from the then current Termination Date in respect of that Lender's Commitment and the relevant Termination Date with respect to the Commitment of that Lender will, subject to paragraph (i) below, be extended accordingly (an "Extension").
(e)The Company shall, on or prior to, in the case of the Initial Extension Request, the First Anniversary, or, in the case of the date of the Second Extension Request, the Second Anniversary, pay to Agent for the account of the relevant Lenders (or procure the payment of) an extension fee in an amount equal to 10 bps of the Commitment of that Lender which is subject to the Extension.
(f)If any Lender fails to reply to an Extension Request on or before an Extension Request Long Stop Date, it will be deemed to have refused that Extension Request and its Commitment will not be extended (each a "Deemed Declining Lender").
(g)Subject to paragraph (i) below, each Extension Request is irrevocable.
(h)If one or more (but not all) of the Lenders agree to an Extension Request, then on an Extension Request Long Stop Date and in any case within 10 days of the relevant Extension Request Long Stop Date, the Agent must notify the Company (a "Declining Lender Notice"), identifying in that notification which Lenders have not agreed to the Extension Request (each such Lender together with any Deemed Declining Lender, a "Declining Lender").
(i)The Company may, on the basis that one or more of the Lenders have not agreed to an Extension Request and no later than the date falling 5 days before the First Anniversary or the Second Anniversary (as applicable), withdraw that Extension Request by notice to the Agent which will promptly notify the Lenders.
(j)Any extension of the Termination Date under this Clause 5.6 will only take effect if, on the date of the Extension Request (and, in the case of the Initial Extension Request, on the First Anniversary or, in the case of the Second Extension Request, on the Second Anniversary):
(i)no Default is continuing or would result from the proposed extension;
(ii)the Company has paid (or has procured payment of) the extension fee to each relevant Lender pursuant to paragraph (e) above; and
(iii)the Repeating Representations are true in all material respects.
5.7Replacement of Declining Lenders
(a)If the Company has not withdrawn the relevant Extension Request in accordance with paragraph (i) of Clause 5.6 above, it may, within 60 days of receipt of a Declining Lender Notice, replace a Declining Lender as follows:
(i)by requiring such Declining Lender to (and such Declining Lender shall) transfer pursuant to Clause 24 (Changes to Parties) all (and not

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part only) of its rights and obligations under the Facility to a Consenting Lender or another bank, financial institution, trust fund or other entity (to the extent not a Consenting Lender, a "Replacement Lender") selected by the Company and which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the Commitments to which it is to assume as if it had been an Original Lender;
(ii)each of the Obligors and any Replacement Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Replacement Lender would have assumed and/or acquired had the Replacement Lender been an Original Lender.
(iii)any Replacement Lender shall become a Party as a "Lender" and any Replacement Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Replacement Lender and those Finance Parties would have assumed and/or acquired had the Replacement Lender been an Original Lender; and
(iv)the Commitments of the other Lenders shall continue in full force and effect.
(b)Each Replacement Lender, by executing a Transfer Certificate, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective.
(c)The replacement of a Declining Lender pursuant to this Clause 5.7 shall be subject to the following conditions:
(i)none of the Agent, any Arranger or any Lender shall have any obligation to find a Replacement Lender;
(ii)in no event shall the relevant Declining Lender be required to pay or surrender to the relevant Replacement Lender any of the fees or other amounts received by such Declining Lender pursuant to the Finance Documents prior to the date of such replacement; and
(iii)any Transfer Certificate executed by the relevant Declining Lender and the relevant Replacement Lender shall include a confirmation from the Replacement Lender that it has agreed to the extension of the Termination Date requested by the Borrower in accordance with Clause 5.6 (Extension Option).
5.8Utilisations on the date of this Agreement
(a)On the date of this Agreement, each of Yorkshire, in respect of the outstanding principal amount under Existing Tranche A, and Northeast, in respect of the

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outstanding principal amount under Existing Tranche B (each such outstanding principal amount being a "Repayment Amount"), shall be deemed to have delivered a Utilisation Request in an amount equal to the relevant Repayment Amount in accordance with Clause 5.1 (Delivery of a Utilisation Request).
(b)The Loans deemed to have been provided pursuant to the terms of paragraph (a) above shall be deemed to have been provided on equivalent terms to the corresponding loans under the Existing Facility, including, without limitation, in respect of the Margin and the Interest Period for each such Loan.
(c)The Utilisation Date of any Loan or Loans deemed to have been requested in accordance with paragraph (a) above shall be the date of this Agreement and such Loan(s) shall be deemed to have been applied in repayment of the equivalent amounts outstanding under the Existing Facility so that, on the date of this Agreement, all amounts outstanding under the Existing Facility shall be deemed to have been repaid in full.
6.OPTIONAL CURRENCIES
6.1Selection of currency
A Borrower shall select the currency of a Loan in a Utilisation Request.
6.2Unavailability of a currency
If before the Specified Time:
(a)a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
6.3Participation in a Loan
Each Lender's participation in a Loan will be determined in accordance with paragraph (a), (b) or (c) (as applicable) of Clause 5.4 (Lenders' participation).

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.REPAYMENT
7.1Repayment of Loans
(a)Subject to paragraph (b) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)Without prejudice to each Borrower's obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower under a particular Tranche (a "new Loan"):
(i)on the same day that a maturing Loan made under the same Tranche (a "maturing Loan") is due to be repaid by that Borrower;
(ii)in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));
(iii)in whole or in part for the purpose of refinancing the maturing Loan; and
(iv)the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless a Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and
(2)each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and
(B)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the relevant Borrower will not be required to make any payment in cash; and

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(2)each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.
(c)At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.
(d)A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 3 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.
(e)Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of the Defaulting Lender) on the last day of each Interest Period of that Loan.
(f)The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
8.PREPAYMENT AND CANCELLATION
8.1Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and
(c)each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

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8.2Change of control
(a)If a Change of Control occurs:
(i)the Company shall promptly notify the Agent upon becoming aware of that event; and
(ii)if a Lender so requires, the Agent shall, by notifying each Borrower and the Company not more than 30 days after the date on which it received notification from the Company in accordance with paragraph (a)(i) above, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable on the date specified in such notice.
(b)For the purposes of paragraph (a) above, a "Change of Control" shall occur if:
(i)Berkshire Hathaway Energy Company ceases to own, directly or indirectly, the entire issued share capital of the Guarantor; or
(ii)the Guarantor ceases to own directly or indirectly the entire issued share capital of each Borrower.
8.3Voluntary cancellation
(a)Yorkshire may, if it gives the Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000) of the Available Tranche A Facility. Any cancellation under this paragraph (a) shall reduce the Tranche A Commitments of the Lenders rateably.
(b)Northeast may, if it gives the Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000) of the Available Tranche B Facility. Any cancellation under this paragraph (b) shall reduce the Tranche B Commitments of the Lenders rateably.
8.4Voluntary prepayment of Loans
(a)The Borrower to which a Loan has been made may, if it gives the Agent not less than:
(i)in the case of a Term Rate Loan, 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or
(ii)in the case of a Compounded Rate Loan, 5 RFR Banking Days' (or such shorter period as all the Lenders may agree) prior notice,

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prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £1,000,000).
(b)The Borrowers may make, in aggregate, a maximum of 4 voluntary prepayments of Compounded Rate Loans in accordance with paragraph (a) above in each 12-month period commencing on the date of this Agreement.
8.5Right of replacement, repayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or
(ii)any Lender claims indemnification from an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or
(iii)at any time on or after the date which is six months before the earliest FATCA Application Date for any payment by a Party to a Lender, that Lender is not, or has ceased to be, a FATCA Exempt Party, the relevant Obligor may, whilst the circumstance giving rise to the requirement or indemnification continues or that Lender continues not to be a FATCA Exempt Party, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.
(b)On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)On the last day of each Interest Period which ends after the relevant Obligor has given notice under paragraph (a) above (or, if earlier, the date specified by the Obligor in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.
(d)If:
(i)any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender, the Company may, on 10 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the relevant Obligor which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Parties) for a purchase price in

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cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(e)The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)the relevant Obligor shall have no right to replace the Agent;
(ii)neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(f)A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.
(g)
(i)If any Lender becomes a Defaulting Lender, the relevant Obligor may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of the Available Tranche A Commitment and the Available Tranche B Commitment of that Lender.
(ii)On the notice referred to in paragraph (g)(i) above becoming effective, the Available Tranche A Commitment and/or the Available Tranche B Commitment, as applicable, of the Defaulting Lender shall immediately be reduced to zero.
(iii)The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (g)(i) above, notify all the Lenders.
8.6Restrictions
(a)Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

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(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)Unless a contrary indication appears in this Agreement any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
(d)The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)Subject to Clause 2.2 (Increase) and Clause 4.5 (Reallocation) no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
8.7Application of prepayments
Any prepayment of a Loan pursuant to Clause 8.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

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SECTION 5
COSTS OF UTILISATION
9.INTEREST
9.1Calculation of interest - Term Rate Loans
The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)Term Reference Rate.
9.2Calculation of interest - Compounded Rate Loans
(a)The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)Margin; and
(ii)Compounded Reference Rate for that day.
(b)If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
9.3Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.
9.4Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.5Notification
(a)The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Term Rate Loan.
(b)The Agent shall promptly (and in any event within one Business Day) upon a Compounded Rate Interest Payment being determinable notify:
(i)the relevant Borrower of that Compounded Rate Interest Payment;
(ii)each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Loan; and
(iii)the relevant Lenders and the relevant Borrower of:
(A)each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and
(B)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.
This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 11.4 (Cost of funds).
(c)The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
(d)The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 11.4 (Cost of funds) applies.
(e)This Clause 9.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
10.INTEREST PERIODS
10.1Selection of Interest Periods
(a)A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this Clause 10 and to Clause 4.5 (Reallocation), a Borrower may select an Interest Period of any period specified in the applicable Reference Rate Terms; or of any other period agreed between the relevant Borrower and

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the Agent (acting on the instructions of all the Lenders) in relation to the relevant Loan.
(c)An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
(f)No Interest Period shall be longer than six Months.
(g)The length of an Interest Period of a Term Rate Loan shall not be affected by that Term Rate Loan becoming a "Compounded Rate Loan" for that Interest Period pursuant to Clause 11.1 (Interest calculation if no Primary Term Rate).
10.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.CHANGES TO THE CALCULATION OF INTEREST
11.1Interest calculation if no Primary Term Rate
(a)Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(b)Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of "Term Reference Rate".
(c)Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.
(d)Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(e)Fixed Central Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of the Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and that Interest Period shall (if it is longer than the

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applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be:
(i)the percentage rate per annum which is the aggregate of:
(A)the Central Bank Rate for the Quotation Day; and
(B)any applicable Central Bank Rate Adjustment; or
(ii)if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:
(A)the most recent Central Bank Rate for a day which is no more than three Business Days before the Quotation Day; and
(B)any applicable Central Bank Rate Adjustment.
11.2Interest calculation if no RFR or Central Bank Rate
If:
(a)there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and
(b)"Cost of funds will apply as a fallback" is specified in the Reference Rate Terms for that Loan,
Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.
11.3Market disruption
If:
(a)a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and
(b)before the Reporting Time for that Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
11.4Cost of funds
(a)If this Clause 11.4 applies to a Loan for an Interest Period neither Clause 9.1 (Calculation of interest - Term Rate Loans) nor Clause 9.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender's share of the relevant Loan for

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the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)If this Clause 11.4 applies and the Agent or the relevant Borrower so requires, the Agent and the relevant Borrower(s) shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the relevant Borrower(s), be binding on all Parties.
(d)If this Clause 11.4 applies pursuant to Clause 11.3 (Market Disruption) and:
(i)a Lender's Funding Rate is less than the relevant Market Disruption Rate; or
(ii)a Lender does not notify a rate to the Agent by the relevant Reporting Time, that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.
11.5Break Costs
(a)Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
12.FEES
12.1Commitment fee
(a)Yorkshire shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of the Commitment Fee Percentage applicable to it on the daily amount of that Lender's Available Tranche A Commitment for the Availability Period.

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(b)Northeast shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of the Commitment Fee Percentage applicable to it on the daily amount of that Lender's Available Tranche B Commitment for the Availability Period.
(c)The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the Conversion Date, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(d)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Tranche A Commitment or any Available Tranche B Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
12.2Utilisation fee
(a)The Company shall pay to the Agent (for the account of each Lender) a utilisation fee calculated as follows;
(i)for any day on which more than 33 per cent. (but less than or equal to 66 per cent.) of the Facility is drawn, computed at a rate of 0.15 per cent. per annum on the Loans outstanding at that time; and
(ii)for any day on which more than 66 per cent. of the Facility is drawn computed at a rate of 0.30 per cent. per annum on the Loans outstanding at that time.
(b)The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the term of the Facility and on the Termination Date.
12.3Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12.4Arrangement fee
The Company shall pay to the Agent (for the account of the Arranger) an arrangement fee in the amount agreed in a Fee Letter.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.TAX GROSS UP AND INDEMNITIES
13.1Definitions
(a)In this Agreement:
"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:
(i)where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part II of Schedule 1 (The Parties), and is filed with HM Revenue & Customs within 30 Business Days of the date of this Agreement; or
(ii)where it relates to a Treaty Lender that is not an Original Lender or is an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender or Increase Lender, and is filed with HM Revenue & Customs within 30 days of that Transfer Date or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect.
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means:
(i)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)a Lender:
(1)which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
(2)in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

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(B)a Lender which is:
(1)a company resident in the United Kingdom for United Kingdom tax purposes;
(2)a partnership each member of which is:
(1)a company so resident in the United Kingdom; or
(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(3)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(C)a Treaty Lender; or
(ii)a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.
"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)a partnership each member of which is:
(A)a company so resident in the United Kingdom; or
(B)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in

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computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
"Treaty Lender" means a Lender which:
(i)is treated as a resident of a Treaty State for the purposes of the Treaty;
(ii)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(iii)meets all other conditions in the appropriate double taxation agreement (subject to completion of any procedural formalities) for full exemption from taxation imposed by the United Kingdom on interest.
"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
"UK Non-Bank Lender" means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.
(b)Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
13.2Tax gross-up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which

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(after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and
(A)an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and
(B)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and
(A)the relevant Lender has not given a Tax Confirmation to the Obligors; and
(B)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Obligors, on the basis that the Tax Confirmation would have enabled the relevant Obligor to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or
(iv)the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.
(e)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the

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payment a statement under Section 975 of the ITA, or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)
(i)Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
(ii)
(A)A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Parties); and
(B)a Treaty Lender which is not an Original Lender or is an Increase Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender or Increase Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
(h)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
(i)a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

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(i)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment or its participation in any Loan unless the Lender otherwise agrees.
(j)A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(k)A UK Non-Bank Lender shall promptly notify the Obligors and the Agent if there is any change in the position from that set out in the Tax Confirmation.
13.3Tax indemnity
(a)An Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 13.2 (Tax gross-up);
(B)would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or
(C)relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligor.

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(d)A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
13.4Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.5Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)not a Qualifying Lender;
(b)a Qualifying Lender (other than a Treaty Lender); or
(c)a Treaty Lender.
If such a Lender fails to indicate its status in accordance with this Clause 13.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Obligors). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.
13.6Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.7Value added tax
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such

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Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 13.7 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must

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promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
13.8FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
13.9FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect

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of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.
14.INCREASED COSTS
14.1Increased costs
(a)Subject to Clause 14.3 (Exceptions) an Obligor shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(ii)compliance with any law or regulation made after the date of this Agreement; or
(iii)the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation which implements or applies Basel III or CRD IV.
(b)In this Agreement "Increased Costs" means:
(i)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the relevant Obligor.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

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14.3Exceptions
(a)Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or
(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 13.1 (Definitions).
15.OTHER INDEMNITIES
15.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against that Obligor;
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2Other indemnities
An Obligor shall within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;

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(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.
15.3Indemnity to the Agent
An Obligor shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default;
(b)entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or
(c)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(d)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement and provided that the Company has given its prior written consent (not to be unreasonably withheld) to such instructions save that no such consent shall be required where the Agent reasonably suspects a Default is continuing.
16.MITIGATION BY THE LENDERS
16.1Mitigation
(a)Each Finance Party shall, in consultation with the Obligors, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2Limitation of liability
(a)An Obligor shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

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(b)A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.COSTS AND EXPENSES
17.1Transaction expenses
The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees up to the amount of any cap agreed in respect thereof) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
17.2Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), an Obligor shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
17.3Enforcement costs
An Obligor shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
GUARANTEE
18.GUARANTEE AND INDEMNITY
18.1Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)guarantees to each Finance Party punctual performance by each other Borrower of all that Borrower's obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
18.4Waiver of defences
The obligations of the Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;

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(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
18.5Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18.
18.7Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may

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have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).
18.8Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.
19.1Status
(a)It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
19.2Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.
19.3Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)its or any of its Subsidiaries' constitutional documents; or
(c)any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets to an extent which could reasonably be expected to have a Material Adverse Effect.
19.4Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
19.5Validity and admissibility in evidence
(a)All Authorisations required:
(i)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

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(b)All material Authorisations (including, without limitation, in the case of each Borrower pursuant to its DNO Licence) necessary for the conduct of its business, trade and ordinary activities have been obtained and effected and are in full force and effect.
19.6Governing law and enforcement
(a)The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b)Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
19.7Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:
(a)a Qualifying Lender:
(i)falling within paragraph (i)(A) of the definition of Qualifying Lender; or
(ii)except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of Qualifying Lender; or
(iii)falling within paragraph (ii) of the definition of Qualifying Lender or;
(b)a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).
19.8No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
19.9No default
(a)No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might reasonably be expected to have a Material Adverse Effect.

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19.10No misleading information
(a)Any written factual information provided by any member of the Group (the "Information") was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)Any financial projections contained in the Information have been prepared on the basis of recent historical information and on the basis of assumptions believed by it to be reasonable.
(c)Nothing has occurred or been omitted from the Information and no information has been given or withheld that results in the Information taken as a whole being untrue or misleading in any material respect.
19.11Financial statements
(a)Its Original Financial Statements were prepared in accordance with IFRS consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.
(b)Its Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor) unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.
(c)There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor) since the date of its Original Financial Statements.
19.12Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.13No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
19.14Environmental compliance
Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

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19.15Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.
19.16Sanctions
(a)No member of the Group nor, to the knowledge of the Obligors, any director or officer or Affiliate of any member of the Group is currently a target of any financial or economic sanctions or trade embargoes ("Sanctions") administered or enforced by the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the U.S. Departments of State or Commerce, the European Union, the United Kingdom, the United Nations Security Council or any other regulatory authority, institutions or agency which administers economic sanctions.
(b)No member of the Group is located, organised or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Sevastopol, Cuba, Iran, North Korea, Sudan, Syria, Donetsk People's Republic, Luhansk People's Republic, Kherson and Zaporizhzhia.
Any provision of this Clause 19.16 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (the "Blocking Regulation") (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom). For the avoidance of any doubt, nothing in this Clause 19.16 is intended or should be interpreted or construed, as inducing any party to act in a manner that would be in breach of any provision of the Blocking Regulation.
19.17Anti-corruption
(a)No member of the Group nor, to the best of the knowledge of the Obligors, any director, officer or Affiliate of the Group has engaged in any activity or conduct which would violate any applicable anti-money laundering, anti-bribery or anti-corruption law or regulation.
(b)Each Obligor has instituted and maintains policies and procedures designed to prevent the violation of any applicable money laundering, bribery and corruption laws.
19.18Relevant Financial Institution
No Obligor is a relevant financial institution (an "RFI") as defined in The Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014.

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19.19Repetition
The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and on the first day of each Interest Period.
20.INFORMATION UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 270 days after the end of each of its financial years:
(i)its audited consolidated financial statements for that financial year; and
(ii)the audited financial statements of each Borrower for that financial year; and
(b)as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years the unaudited consolidated financial statements of the Group for that financial half year.
20.2Compliance Certificate
(a)The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.
(b)Each Compliance Certificate shall be signed by two directors of the Company (or, failing that, by one director of the Company and any Authorised Signatory of the Company).
20.3Requirements as to financial statements
(a)Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall include a balance sheet, income statement and cashflow statement and shall be certified by a director or the finance director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.
(b)
(i)The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is

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prepared using IFRS, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS, or the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:
(A)a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and
(B)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.
(ii)If the Company notifies the Agent of a change in accordance with paragraph (i) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:
(A)whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and
(B)if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.4Information: miscellaneous
Each Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect (other than distribution price control reviews to which all other electricity distribution network operators in Great Britain are subject);
(b)promptly written notice of the Moody's Rating and the S&P Rating of each Obligor and any changes thereto;

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(c)promptly upon receipt a copy of each DNO Licence (and any amendment thereto or renewal thereof) in respect of each Obligor; and
(d)promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
20.5Notification of default
(a)Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)Promptly upon a request by the Agent, an Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it) save that a Borrower shall only be required to certify that no Default is continuing in respect of itself.
20.6Direct electronic delivery by any Obligor
An Obligor may satisfy its obligation under this Agreement to deliver any information to a Lender by delivering that information directly to that Lender in accordance with Clause 30.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
20.7"Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself, or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, or on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied

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it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21.FINANCIAL COVENANTS
21.1Financial definitions
In this Clause 21:
"Borrowings" means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:
(a)moneys borrowed and debit balances with financial institutions;
(b)any amount raised by acceptance under any acceptance credit facility;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)any finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);
(g)any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;
(h)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and
(i)(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Calculation Date" means each of 30 June and 31 December in any year.
"Consolidated EBIT" means the consolidated profit shown in the consolidated financial statements of the Group on the line entitled "operating profit":

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(a)before taking into account any items treated as exceptional items;
(b)after deducting the amount of any profit of any member of the Group which is attributable to minority interests;
(c)after adding dividends received from any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest;
(d)before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;
(e)before taking into account any gain or loss arising from an upward or downward revaluation of any asset at any time before the date of the Guarantor's Original Financial Statements, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation (and without double counting).
"Consolidated Net Finance Charges" means, for any Relevant Period, the aggregate amount of net interest paid on Consolidated Senior Total Net Debt included in the consolidated cash flow statement for the Group in respect of that Relevant Period.
"Consolidated Senior Total Net Debt" means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings (other than between members of the Group) which rank at least pari passu with the Loans advanced hereunder but:
(a)deducting the aggregate amount of all obligations of any member of the Group in respect of Project Finance Borrowings;
(b)deducting the aggregate amount of all obligations of any member of the Group in respect of Borrowings to the extent that the repayment or redemption of such Borrowings is provided for by the purchase by a member of the Group of a guaranteed investment contract; and
(c)deducting the aggregate amount of freely available cash and Cash Equivalent Investments held by any member of the Group at such time, and so that no amount shall be excluded more than once.
"Interest Cover" means, in respect of any Relevant Period, the ratio of Consolidated EBIT for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.
"Northeast Senior Total Net Debt" means, at any time, the aggregate amount of all obligations of Northeast for or in respect of Borrowings which rank at least pari passu with the Loans advanced hereunder but:
(a)deducting the aggregate amount of all obligations of Northeast in respect of Project Finance Borrowings;

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(b)deducting the aggregate amount of all obligations of Northeast in respect of Borrowings to the extent that the repayment or redemption of such Borrowings is provided for by the purchase by a member of the Group of a guaranteed investment contract; and
(c)deducting the aggregate amount of freely available cash and Cash Equivalent Investments held by Northeast at such time, and so that no amount shall be excluded more than once.
"Project Finance Borrowings" means any indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset:
(a)which is incurred by an Excluded Subsidiary; or
(b)in respect of which the person or persons to whom any such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:
(i)recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or
(ii)recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any Security given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like or other investor in the borrower or in the owner of such project or asset over its shares or the like in the capital of or other investment in the borrower or in the owner of such project or asset) to secure such indebtedness provided that:
(A)the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and
(B)such person or persons is/are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of an Obligor or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of an Obligor or any of its assets (save for the assets the subject of such Security); and/or
(iii)recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is principally limited to a claim for damages (other than liquidated damages and damages required to be calculated

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in a specified way) for breach of any obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.
For the avoidance of doubt, recourse as permitted by (i), (ii) or (iii) above shall not be had to the cash flow of a Borrower other than to the extent of the amount of cash flow derived solely from an investment or investments in the relevant project or asset.
For the purpose of this definition of "Project Finance Borrowings", "Excluded Subsidiary" means any Subsidiary of the Guarantor (other than a Borrower):
(a)in respect of which neither the Guarantor nor any Subsidiary of the Guarantor (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee of any Borrowings (other than in respect of intra-Group Borrowings or pursuant to any statutory obligation) and the Subsidiaries of which are all Excluded Subsidiaries; and
(b)which has been designated as such by the Guarantor by written notice to the Agent (and the Guarantor has not subsequently delivered written notice to the Agent that such Subsidiary is no longer an Excluded Subsidiary).
"Relevant Period" means each period of twelve months ending on a Calculation Date.
"Yorkshire Senior Total Net Debt" means, at any time, the aggregate amount of all obligations of Yorkshire for or in respect of Borrowings which rank at least pari passu with the Loans advanced hereunder but:
(c)deducting the aggregate amount of all obligations of Yorkshire in respect of Project Finance Borrowings;
(d)deducting the aggregate amount of all obligations of Yorkshire in respect of Borrowings to the extent that the repayment or redemption of such Borrowings is provided for by the purchase by a member of the Group of a guaranteed investment contract; and
(e)deducting the aggregate amount of freely available cash and Cash Equivalent Investments held by Yorkshire at such time, and so that no amount shall be excluded more than once.
21.2Financial condition
The Guarantor shall ensure that:
(a)Interest Cover for each Relevant Period shall be not less than 2.50:1;
(b)Yorkshire Senior Total Net Debt on any Calculation Date shall not exceed 65 per cent. of Yorkshire RAV on such Calculation Date;

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(c)Northeast Senior Total Net Debt on any Calculation Date shall not exceed 65 per cent. of Northeast RAV on such Calculation Date; and
(d)Consolidated Senior Total Net Debt on any Calculation Date shall not exceed 80 per cent. of Aggregate RAV on such Calculation Date.
21.3Financial testing
The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).
22.GENERAL UNDERTAKINGS
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
22.1Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent of
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
22.2Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
22.3Negative pledge
(a)No Obligor shall create or permit to subsist any Security over any of its assets.
(b)No Obligor shall:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;

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(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)Paragraphs (a) and (b) above do not apply to:
(i)any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)any lien arising by operation of law and in the ordinary course of trading;
(iii)any Security over or affecting (or transaction ("Quasi-Security") described in paragraph (b) above affecting) any asset acquired by an Obligor after the date of this Agreement if:
(A)the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Obligor;
(B)the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Obligor; and
(C)the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;
(iv)any Security securing Project Finance Borrowings;
(v)any Security over the shares of any member of the Group which is not an Obligor provided such Security was required by and forms part of a Project Finance Borrowing arrangement;
(vi)any Security entered into pursuant to any Finance Document; or
(vii)any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vi) above) does not exceed £50,000,000 (or its equivalent in another currency or currencies).
22.4Disposals
No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

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22.5Merger
No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction, provided that nothing in this Clause 22.5 shall prohibit an Obligor from doing anything in connection with any amalgamation, demerger, merger or corporate reconstruction of any of its subsidiaries which does not involve an amalgamation, demerger, merger or corporate reconstruction of an Obligor.
22.6Change of business
Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the date of this Agreement.
22.7Insurance
Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is consistent with sound business practice.
22.8Compliance with DNO Licences and duties under the Electricity Act
Each Borrower shall not breach any of its DNO Licence conditions nor any of its obligations under the Electricity Act, the Competition Act and/or the Enterprise Act where any such breach could reasonably be expected to result in the revocation of its DNO Licence or would materially impair its ability to perform its obligations under the Finance Documents.
22.9Sanctions
(a)No Obligor shall directly or, to the Obligor's knowledge, indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility:
(i)to fund or finance any transaction that is prohibited by Sanctions; or
(ii)in any manner which would reasonably be expected to result in any Party being in breach of any Sanctions.
(b)No Borrower shall fund any payment under this Agreement with proceeds derived from a transaction prohibited by Sanctions or in any manner that would reasonably be expected to cause a Party to be in breach of any Sanctions.
(c)Each Obligor shall maintain adequate policies and procedures in order to (i) ensure compliance with this Clause 22.9 and (ii) promptly identify any potential non-compliance with this Clause 22.9.
(d)This Clause 22.9 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom). For the avoidance of any doubt, nothing in this Clause

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22.9 is intended or should be interpreted or construed, as inducing any party to act in a manner that would be in breach of any provision of the Blocking Regulation.
22.10Anti-corruption
(a)No Obligor shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)The Obligors shall maintain policies and procedures designed to prevent the violation of any applicable money laundering, bribery and corruption laws.
22.11Relevant Financial Institution
Each Obligor shall promptly notify the Agent if it is or becomes an RFI and shall confirm the date on which it became an RFI.
23.EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 23 is an Event of Default (save as for Clause 23.14 (Acceleration)).
23.1Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
(b)payment is made within 3 Business Days of its due date.
23.2Financial covenants
Any requirement of Clause 21 (Financial covenants) is not satisfied.
23.3Other obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply, provided that any non-compliance by any Obligor with Clause 22.9 (Sanctions) shall not be capable of remedy.

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23.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
23.5Cross default
(a)Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any member of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £25,000,000 (or its equivalent in any other currency or currencies) or (save where the same has resulted in recourse to a member of the Group pursuant to paragraph (c) of the definition of "Project Finance Borrowings") the Financial Indebtedness is Project Finance Borrowing.
23.6Insolvency
(a)An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor.
23.7Insolvency proceedings
(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of

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voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(ii)a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
(iv)enforcement of any Security over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and which is discharged, stayed or dismissed within 21 days of commencement or, if earlier, the date on which it is advertised.
23.8Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Obligors taken together having an aggregate value of £25,000,000 and is not discharged within 21 days.
23.9Governmental Intervention
By or under the authority of any government:
(a)the management of any member of the Group is wholly or substantially displaced or the authority of any member of the Group in the conduct of its business is wholly or substantially curtailed; or
(b)all or a majority of the issued shares of any Obligor or the whole or any material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.
23.10Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
23.11Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
23.12Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

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23.13Borrower DNO Licence Events
(a)Notice is given to terminate or revoke a Borrower's DNO Licence.
(b)A Borrower is issued with an order by the Authority as a result of the Authority's belief that the Borrower is in breach (or is likely to be in breach) of a condition in its DNO Licence or its obligations under the Electricity Act and such breach or the issuance of such order could reasonably be expected to have a Material Adverse Effect.
23.14Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to each Obligor:
(a)cancel the Total Commitments whereupon they shall immediately be cancelled and the Facilities shall immediately cease to be available for further utilisation;
(b)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(c)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
23.15Protected Rights of the Borrowers as holders of a DNO Licence
(a)Notwithstanding any other provision of any of the Finance Documents, if an Event of Default occurs and such Event of Default has not arisen as a result of any act or omission or state of affairs in existence which relates to a Borrower, such Event of Default shall be deemed not to have occurred in relation to that Borrower and, accordingly, the powers described in paragraphs (a) to (c) of Clause 23.14 (Acceleration) shall be deemed not to have arisen against that Borrower as regards (a) Loans made to and all sums owed by that Borrower under the Finance Documents, and (b) the unutilised portion of the applicable Tranche made available to that Borrower.
(b)The provisions of paragraph (a) of this Clause 23.15 shall not operate so as to limit the rights of the Agent to exercise all or any of the powers described in paragraphs (a) to (c) of Clause 23.14 (Acceleration) against any Obligor (not being a Borrower) on or following the occurrence of any Event of Default (including where such Event of Default occurs as a result of any act or omission or state of affairs in existence which in each case relates to a Borrower) nor shall the provisions of paragraph (a) of this Clause 23.15 qualify the obligation of the Agent to exercise such powers, rights and remedies against any Obligor (not being a Borrower) if so instructed by the Majority Lenders.

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SECTION 9
CHANGES TO PARTIES
24.CHANGES TO THE PARTIES
24.1Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the "Existing Lender") may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
24.2Conditions of assignment or transfer
(a)The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing.
(b)The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
(c)An assignment will only be effective on:
(i)receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and
(ii)performance by the Agent of all necessary "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(d)A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.
(e)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under

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Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply:
(iii)in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or
(iv)in relation to Clause 13.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 13.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.
(f)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
(g)No Existing Lender shall assign or transfer any of its rights and/or obligations under a Tranche to a New Lender without simultaneously assigning and/or transferring on a pro rata basis its rights and/or obligations under the other Tranches to such New Lender.
24.3Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £3,000.
24.4Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

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and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.5Procedure for transfer
(a)Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary all "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

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(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
24.6Procedure for assignment
(a)Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to

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that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).
24.7Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Lender Accession Agreement to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Increase Confirmation or an Accordion Lender Accession Agreement, send to the Company a copy of that Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Lender Accession Agreement.
24.8Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
24.9Pro rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without

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further interest accruing on them) on the last day of the current Interest Period; and
(b)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(ii)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.
(c)In this Clause 24.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
24.10Acceding Accordion Lenders
(a)Each of the Parties hereby agrees that an Acceding Accordion Lender shall become a party to this Agreement as a "Lender" upon the execution and delivery by such Acceding Accordion Lender to the Agent of an Accordion Lender Accession Agreement and upon the countersignature by the Agent of such document. Each Party (other than the Agent) hereby irrevocably authorises the Agent to execute an Accordion Lender Accession Agreement for this purpose.
(b)The Agent shall, subject to paragraph (c) below, after receipt by it of a duly completed Accordion Lender Accession Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Lender Accession Agreement on the date specified in paragraph (c) below.
(c)The Agent shall only be obliged to execute an Accordion Lender Accession Agreement delivered to it by an Acceding Accordion Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such Acceding Accordion Lender.
(d)On the date that the Agent executes an Accordion Lender Accession Agreement:
(i)the Agent, the Acceding Accordion Lender party to that Accordion Lender Accession Agreement, the other Lenders and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Acceding Accordion Lender been an Original Lender with the Commitment(s) specified by it in that Accordion Lender Accession Agreement; and
(ii)that Acceding Accordion Lender shall become a Party as a "Lender".
(e)Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in relation to an Accordion Acceding Lender as if reference in that Clause 24.4 (Limitation of responsibility of Existing Lenders) to:

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(i)an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase; and
the "New Lender" were references to that Accordion Acceding Lender.
24.11Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 10
THE FINANCE PARTIES
25.ROLE OF THE AGENT AND THE ARRANGER
25.1Appointment of the Agent
(a)Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3Duties of the Agent
(a)The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Lender Accession Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Accordion Lender Accession Agreement.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.
(g)The Agent shall provide to the Obligors, within 5 Business Days of a request by an Obligor (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
(h)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

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25.4Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.5No fiduciary duties
(a)Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.
(b)Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.6Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
25.7Rights and discretions
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

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(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(e)Without prejudice to the generality of paragraph (c) above or paragraph (f) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(f)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(g)The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.8Responsibility for documentation
Neither the Agent nor the Arranger is responsible or liable for:
(a)the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.9No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
25.10Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any

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regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:
(i)any "know your customer" or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
25.11Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for

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negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
25.12Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.
(b)Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).
(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent and the Company amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments as agreed with the Company to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.
(e)The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(f)The Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations

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amongst themselves as they would have had if such successor had been an original Party.
(h)After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(i)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.
25.13Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.14Relationship with the Lenders
(a)Subject to Clause 24.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and

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(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
25.15Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

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25.16Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
25.17Amounts paid in error
(a)If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment, then the Party to whom that amount was paid by the Agent shall, within 3 Business Days of being notified by the Agent that such payment was an Erroneous Payment, refund the same to the Agent.
(b)Neither:
(i)the obligations of any Party to the Agent; nor
(ii)the remedies of the Agent,
(whether arising under this Clause 25.17 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).
(c)All payments to be made by a Party to the Agent (whether made pursuant to this Clause 25.17 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, "Erroneous Payment" means a payment of an amount by the Agent to another Party which was made in error.
26.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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27.SHARING AMONG THE FINANCE PARTIES
27.1Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).
27.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).
27.3Recovering Finance Party's rights
(a)On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
(b)If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
27.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that

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Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5Exceptions
(a)This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION
28.PAYMENT MECHANICS
28.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
28.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).
28.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4Clawback
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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28.5Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 28.2 (Distributions by the Agent).
28.6Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

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28.7No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.8Business Days
(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.9Currency of account
(a)Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
28.10Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
28.11Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by an Obligor that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by an Obligor, consult with the Obligors with a view to agreeing with the Obligors such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Obligors in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Obligors shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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30.NOTICES
30.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.
30.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of the Company, that identified with its name below;
(b)in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.
30.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

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(e)Any electronic communication which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.
30.4Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
30.5Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
30.6Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

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(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.6.
30.7English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.CALCULATIONS AND CERTIFICATES
31.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
31.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3Day count convention and interest calculation
(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)on the basis of the actual number of days elapsed and a year of 365 days in respect of amounts payable in Sterling or, in respect of amounts payable in euro, 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)subject to paragraph (b) below, without rounding
(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

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32.PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
33.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
34.AMENDMENTS AND WAIVERS
34.1Required consents
(a)Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
34.2Exceptions
(a)Subject to Clause 34.3 (Changes to reference rates), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(i)the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii)except in accordance with Clause 5.6 (Extension Option), an extension to the date of payment of any amount under the Finance Documents;
(iii)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(iv)an increase in or an extension of any Commitment other than in accordance with Clause 2.4 (Accordion Option) or Clause 4.5 (Reallocation);
(v)a change to the Borrowers or the Guarantor;
(vi)any provision which expressly requires the consent of all the Lenders;

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(vii)Clause 2.3 (Finance Parties' rights and obligations), Clause 24 (Changes to the Parties), this Clause 34, Clause 39 (Governing law) or Clause 40 (Enforcement); or
(viii)the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity), shall not be made without the prior consent of all the Lenders.
(b)An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.
34.3Changes to reference rates
(a)Subject to Clause 34.2(b) (Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

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(b)An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:
(i)relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(ii)is issued on or after the date of this Agreement,
may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), the Agent (in its own capacity) and the Obligors.
(c)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 Business Days (unless the Obligors and the Agent agree to a longer time period in relation to any request) of that request being made:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)In this Clause 34.3:
"Published Rate" means:
(a)    an RFR; or
(b)    the Primary Term Rate for any Quoted Tenor.
"Published Rate Replacement Event" means, in relation to a Published Rate:
(a)    the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;
(b)
(i)
(A)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which

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reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)    the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(iv)    in the case of the Primary Term Rate for any Quoted Tenor for euro, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(v)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;
(c)    the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)    that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period which is specified as the "Published Rate Contingency Period" in the Reference Rate Terms relating to that Published Rate; or
(d)    in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Replacement Reference Rate" means a reference rate which is:
(a)    formally designated, nominated or recommended as the replacement for a Published Rate by:

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(i)    the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)    any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(b)    in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)    in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.
34.4Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Tranche A Commitment or any Available Tranche B Commitment in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Tranche A Commitments or Available Tranche B Commitments.
(b)For the purposes of this Clause 34.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
34.5Replacement of a Defaulting Lender
(a)An Obligor may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement;

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(ii)require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Parties) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the relevant Obligor, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)the Obligors shall have no right to replace the Agent;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Obligors to find a Replacement Lender;
(iii)the transfer must take place no later than 5 days after the notice period referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.
35.CONFIDENTIAL INFORMATION
35.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of

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Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
35.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider reasonably necessary if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(vi)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders' rights);
(vii)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)who is a Party;
(ix)with the consent of the Obligors; and
(x)who is an investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) which involves this Facility, in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to paragraphs (b)(v), (b)(vi), (b)(vii) and b(x) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With

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Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
35.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)the date of this Agreement;
(v)Clause 39 (Governing law);
(vi)the names of the Agent and the Arranger;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of, and names of, the Facility (and either Tranche);
(ix)amount of Commitments and Total Commitments;
(x)currencies of the Facility;
(xi)type of facility;
(xii)ranking of the Facility;
(xiii)Termination Date;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Obligors, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

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(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Obligors and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
35.4Entire agreement
This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
35.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
35.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

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35.7Continuing obligations
The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
36.CONFIDENTIALITY OF FUNDING RATES
36.1Confidentiality and disclosure
(a)The Agent and each Borrower agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)The Agent may disclose:
(i)any Funding Rate to the relevant Borrower pursuant to Clause 9.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)The Agent may disclose any Funding Rate and each Borrower may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-

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sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purpose of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
36.2Related obligations
(a)The Agent and each Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Borrower undertake not to use any Funding Rate for any unlawful purpose.
(b)The Agent and each Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 36.
36.3No Event of Default
No Event of Default will occur under Clause 23.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 36.
37.BAIL-IN
37.1Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
37.2Bail-in definitions
In this Clause 37:
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, and any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

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"Write-down and Conversion Powers" means:
(d)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(e)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(f)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
38.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT
39.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
40.ENFORCEMENT
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
THE PARTIES

PART I
THE OBLIGORS

Name of Borrowers	Registration number (or equivalent, if any)
Northern Powergrid (Yorkshire) plc	4112320
Northern Powergrid (Northeast) plc	2906593

Name of Guarantor	Registration number (or equivalent, if any)
Northern Powergrid Holdings Company	3476201

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PART II
THE ORIGINAL LENDERS
Part I

Name of Original Lender	Tranche A Commitment	Tranche B Commitment
Barclays Bank PLC	£25,000,000	£25,000,000
HSBC UK Bank plc	£25,000,000	£25,000,000
Lloyds Bank plc	£25,000,000	£25,000,000
Royal Bank of Canada	£25,000,000	£25,000,000
	£100,000,000	£100,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT

1.Obligors
(a)A copy of the constitutional documents of each Obligor.
(b)A copy of a resolution of the board of directors of each Obligor:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)A certificate of each Obligor (signed by a director) confirming that borrowing the Commitments made available to that Obligor hereunder and in the case of the Guarantor, guaranteeing the Total Commitments, would not cause any borrowing, guaranteeing or similar limit binding on any such Obligor to be exceeded.
(e)A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.Legal opinion
A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Lenders prior to signing this Agreement.
3.Other documents and evidence
(a)A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(b)Evidence that the Existing Facility has been (or will be) repaid and discharged in full on or prior to the date falling one Business Day after the date of this Agreement.

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(c)The Original Financial Statements of each Obligor.
(d)Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(e)A copy of each DNO Licence.

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SCHEDULE 3
REQUESTS

Utilisation Request
From:    [Borrower]
To:    [Agent]
Dated:

£200,000,000 Multicurrency Revolving Facility Agreement dated _______________________2025 (the "Agreement")
1.We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow a [Tranche A/Tranche B] Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[•]
Amount:	[•] or, if less, the Available Tranche A Facility or Available Tranche B Facility (as applicable)
Interest Period:	[•]
3.We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.The proceeds of this Loan should be credited to [account].
5.This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
[name of relevant Borrower]

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SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:    [•] as Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
£200,000,000 Multicurrency Revolving Facility Agreement dated ___________________________2025 (the "Agreement")
1.We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.We refer to Clause 24.5 (Procedure for transfer):
(a)The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).
(b)The proposed Transfer Date is [•].
(c)The Facility Office and address, fax number, email address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3.The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).
4.The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].1
5.[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
1     Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

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(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]2
6.[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•]3, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify each Borrower which is a Party as a Borrower as at the Transfer Date that it wishes that scheme to apply to the Agreement.]4
7.This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
8.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
9.This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
2     Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).
3     Insert jurisdiction of tax residence.
4     Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number, email address and attention details for notices and account details for payments]
[Existing Lender]    [New Lender]
By:    By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
[Agent]
By:

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SCHEDULE 5
CONVERSION NOTICE

To:    [•] as Agent
From:    Northern Powergrid Holdings Company as Company
Dated:

£200,000,000 Multicurrency Revolving Facility Agreement dated ______________________2025 (the "Agreement")
1.We refer to the Agreement. This is a Conversion Notice. Terms defined in the Agreement have the same meaning in this Conversion Notice unless given a different meaning in this Conversion Notice.
2.We wish to:
(a)[increase Tranche A Commitments]/[decrease Tranche A Commitments] in an amount equal to [•]; and
(b)[increase Tranche B Commitments]/[decrease Tranche B Commitments] in an amount equal to [•].5 on [insert Conversion Date].
3.This Conversion Notice is irrevocable.
Yours faithfully

………………………………… authorised signatory for Northern Powergrid (Yorkshire) plc	………………………………… authorised signatory for Northern Powergrid (Northeast) plc

**    Not more than £[.] may be reallocated between Tranches A and B.

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SCHEDULE 6
ACCORDION OPTION

PART I
FORM OF ACCORDION OPTION NOTICE

To:    [•] as the Agent
From:    [•]
Date:    [•]
£200,000,000 Multicurrency Revolving Facility Agreement dated ______________________2025 (the "Agreement")
1.We refer to the Agreement. This is an Accordion Option Notice for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accordion Option Notice unless given a different meaning in this Accordion Option Notice.
2.We refer to Clause 2.4 (Accordion Option) of the Agreement.
3.We request that the Total Commitments be increased by [•] on and from [•].
4.This Accordion Option Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

By:    __________________________________

Yours faithfully

Company, for and on behalf of each Obligor

By:    __________________________________
Name:    __________________________________
Title:    __________________________________

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[•] as Agent

By:    __________________________________
Name:    __________________________________
Title:    __________________________________

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PART II
FORM OF ACCORDION LENDER ACCESSION AGREEMENT

To:    [•] as Agent
Dated:    [•]
£200,000,000 Multicurrency Revolving Facility Agreement dated ______________________2025 (the "Agreement")
1.This Accordion Lender Accession Agreement is made on [•] by [insert name of acceding accordion lender] (the "Acceding Accordion Lender").
2.We refer to the Agreement. This is an Accordion Lender Accession Agreement. Terms defined in the Agreement have the same meaning in this Accordion Lender Accession Agreement unless given a different meaning in this Accordion Lender Accession Agreement.
3.The Acceding Accordion Lender hereby agrees with each other person who is or who becomes a party to or bound by the provisions of the Agreement that with effect on and from the date on which this Agreement has been countersigned by the Agent it will become a party to the Agreement as a "Lender" and will accordingly become a "Finance Party" for the purposes of the Agreement.
4.The Acceding Accordion Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).
5.The Acceding Accordion Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].6
6.[The Acceding Accordion Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and
6     Delete as applicable – each Acceding Accordion Lender is required to confirm which of these three categories it falls within.

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which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]7
7.[The Acceding Accordion Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•]8, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify each Borrower which is a Party as a Borrower as at the Transfer Date that it wishes that scheme to apply to the Agreement.]9
8.The Facility Office and other notice details of the Acceding Accordion Lender for the purposes of the Agreement are as follows:
Address:    [•]
Attention:    [•]
Tel.:    [•]
E-mail:    [•]
9.The Commitment(s) of the Acceding Accordion Lender for the purposes of the Agreement is/are [£[•]].
10.This Accordion Lender Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.This Accordion Lender Accession Agreement is a Finance Document.
for and on behalf of
[insert name of Acceding Accordion Lender]
Countersigned by the Agent:
for and on behalf of [•]
Dated: [•]
7     Include if Acceding Accordion Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).
8     Insert jurisdiction of tax residence.
9     Include if Acceding Accordion Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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THE SCHEDULE
RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Increase Lender]

By:
This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [•].
Agent

By:

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SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:    [•] as Agent
From:    Northern Powergrid Holdings Company as Company
Dated:

£200,000,000 Multicurrency Revolving Facility Agreement dated ____________________________2025 (the "Agreement")
1.We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.We confirm that:
(a)as of [insert most recent Calculation Date] the provisions of Clause 21.2 (Financial condition) [have/have not] been complied with;
(b)the computations necessary to demonstrate the [compliance/non compliance] referred to in paragraph (a) above are as follows:
Interest Cover
(i)Consolidated EBIT
[•]
(ii)Consolidated Net Finance Charges
[•]
Yorkshire Debt to Yorkshire RAV
(iii)Yorkshire Senior Total Net Debt
[•]
(iv)Yorkshire RAV
[•]
Northeast Debt to Northeast RAV
(v)Northeast Senior Total Net Debt
[•]

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(vi)Northeast RAV
[•]
Consolidated Senior Total Net Debt to Aggregate RAV
(vii)Consolidated Senior Total Net Debt
[•]
(viii)Aggregate RAV
[•]
3.[We confirm that no Default is continuing.] 10

Signed:	…............	…............
	Director	Director
	of	of
	Northern Powergrid Holdings Company	Northern Powergrid Holdings Company

        If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any,     being taken to remedy it.

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SCHEDULE 8
LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]
To:

[insert name of Potential Purchaser]

Re:    The Agreement

Company: Northern Powergrid Holdings Company (the "Company") Date: Amount: Agent:
We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.CONFIDENTIALITY UNDERTAKING
You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.
2.PERMITTED DISCLOSURE
We agree that you may disclose:
(a)to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no

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such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)subject to the requirements of the Agreement, to any person:
(i)to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) has delivered a letter to you in equivalent form to this letter;
(ii)with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (ii) has delivered a letter to you in equivalent form to this letter;
(iii)to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and
(iv)notwithstanding sub-paragraphs (a) and (b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.
3.NOTIFICATION OF DISCLOSURE
You agree (to the extent permitted by law and regulation) to inform us:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(ii) of paragraph 2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.RETURN OF COPIES
If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone

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to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (b)(iii) of paragraph 2 above.
5.CONTINUING OBLIGATIONS
The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling twelve months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.
6.NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC
You acknowledge and agree that:
(a)neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
(b)we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC
(a)This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
(b)No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

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(c)The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and the Company.
8.INSIDE INFORMATION
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.
9.NATURE OF UNDERTAKINGS
The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.
10.THIRD PARTY RIGHTS
(a)Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.
(b)The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
(c)Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.GOVERNING LAW AND JURISDICTION
(a)This letter and the agreement constituted by your acknowledgement of its terms (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.
(b)The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.DEFINITIONS
In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:
"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our

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affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or
(b)is identified in writing at the time of delivery as non-confidential by us or our advisers; or
(c)is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................
For and on behalf of
[Seller]

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To:    [Seller]
The Company and each other member of the Group
We acknowledge and agree to the above:

…................................
For and on behalf of
[Potential Purchaser]

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SCHEDULE 9
TIMETABLES

	Loans in euro	Loans in sterling	Loans in other currencies
Request for approval as an Optional Currency (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	N/A	U-4 (10.00am)
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	N/A	U-3 (4.00pm)
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 (9.00am)	U-1 (10.00am)	U-3 (9.00am)
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)
	U-3 (3.00pm)	U-1 (3.00pm)	U-2 (2.00pm)
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 (9.30am)	N/A	U-2 (9.30am)
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 (10.30am)	N/A	U-2 (10.30am)
EURIBOR is fixed	Quotation Day 11.00am (Brussels time)	N/A	N/A

"U" = date of utilisation
"U - X" = X Business Days prior to date of utilisation

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SCHEDULE 10
FORM OF INCREASE CONFIRMATION

To:    [•] as Agent and Northern Powergrid Holdings Company as Company
From:    [the Increase Lender] (the "Increase Lender")
Dated:

£200,000,000 Multicurrency Revolving Facility Agreement dated _______________________________2025 (the "Agreement")
1.We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
2.We refer to Clause 2.2 (Increase).
3.The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Agreement.
4.The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].
5.On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6.The Facility Office and address, fax number, email address and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
7.The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.2 (Increase).
8.The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)[a Qualifying Lender (other than a Treaty Lender);]
(b)[a Treaty Lender;]
(c)[not a Qualifying Lender].11
11     Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.

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9.[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]12
10.[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•]13, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify each Borrower which is a Party as a Borrower as at Increase Date that it wishes that scheme to apply to the Agreement.]14
11.This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
12.This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
13.This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.
12     Include only if Increase Lender is a UK Non-Bank Lender, i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).
13     Insert jurisdiction of tax residence.
14     This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes the scheme to apply to the Agreement.

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THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number, email address and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [ ].
Agent
By:
Security Agent
By:

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SCHEDULE 11
REFERENCE RATE TERMS
PART I
STERLING

CURRENCY:	Sterling.
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable.
Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days)):	(a)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:
In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:
(a)the RFR for that RFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or

(b)if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;
(c)if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or

(d)if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

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Market Disruption Rate:	The Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Published Rate Contingency Period	1 Month.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 10.1 (Selection of Interest Periods)):	1, 3 or 6 Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption)	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 11.4 (Cost of funds)
Close of business on the date falling five Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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PART II
EURO

Currency:	Euro.
Compounded Reference Rate as a fallback Compounded Reference Rate will not apply as a fallback.
Cost of funds as a fallback Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	A TARGET Day.
Break Costs:
The amount (if any) by which:
(i)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:

(ii)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "month" and Clause 10.2 (Non-Business Days)):
(a)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(i)subject to paragraph (iii) below, if the numerically corresponding day is not a

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(i) Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(b)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:
The fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.

Central Bank Rate Adjustment:
In relation to the Central Bank Rate Adjustment for a Term Rate Loan and the Central Bank Rate for a day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding TARGET Days (each a "Reference Day") for which

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the Relevant Primary Term Rate and the Central Bank Rate are available.
Central Bank Rate Spread:
In relation to a Reference Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:
(a)the Relevant Primary Term Rate for that Reference Day; and
(b)the Central Bank Rate for that Reference Day.

Fallback Interest Period:	1 week.
Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:
(a)The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by the European Money Markets Institute (or any other person which takes over the publication of that rate).

Relevant Market:	The European interbank market.
Published Rate Contingency Period	30 days.
Quotation Day
Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).
Reporting Day:	The Quotation Day.
Interest Periods

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Length of Interest Period in absence of selection (paragraph (c) of Clause 10.1 (Selection of Interest Periods)):	1 Month.
Periods capable of selection as Interest Periods (paragraph (c) of Clause 10.1 (Selection of Interest Periods)):	1, 3 or 6 Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption)	Close of business in London on the Reporting Day for the relevant Loan.

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SCHEDULE 12
DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum as a result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

(UCCDRi - UCCDRi-1) ×	dcc
ni
where:
"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";
"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and
the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

ACCDR ×	tni
dcc
where:
"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
"dcc" has the meaning given to that term above; and

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the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 4 decimal places) calculated as set out below:

[	d0				]
	∏	(1+	DailyRatei-LP × ni	-1)		×	dcc
			dcc				tni
	i=1

where:
"d0" means the number of RFR Banking Days in the Cumulation Period;
"Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" has the meaning given to that term above; and
"tni" has the meaning given to that term above.

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SCHEDULE 13
CUMULATIVE COMPOUNDED RFR RATE
The "Cumulative Compounded RFR Rate" for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate))calculated as set out below:

[	d0				]
	∏	(1+	DailyRatei-LP × ni	-1)		×	dcc
			dcc				tni
	i=1
where:
"d0" means the number of RFR Banking Days during the Interest Period;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;
"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and
"d" means the number of calendar days during that Interest Period.

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SIGNATURES

THE COMPANY
For and on behalf of NORTHERN POWERGRID HOLDINGS COMPANY

/s/ Owen Sutherland
Name:	Owen Sutherland
Title:	Head of Capital Markets and Growth

[Address: Lloyds Court, 78 Grey Street, Newcastle Upon Tyne, NE1 6AF
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE BORROWERS
For and on behalf of NORTHERN POWERGRID (YORKSHIRE) PLC

/s/ Owen Sutherland
Name:	Owen Sutherland
Title:	Head of Capital Markets and Growth

[Address: Lloyds Court, 78 Grey Street, Newcastle Upon Tyne, NE1 6AF
Email:     [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE BORROWERS
For and on behalf of NORTHERN POWERGRID (NORTHEAST) PLC

/s/ Owen Sutherland
Name:	Owen Sutherland
Title:	Head of Capital Markets and Growth

[Address: Lloyds Court, 78 Grey Street, Newcastle Upon Tyne, NE1 6AF
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE GUARANTOR
For and on behalf of NORTHERN POWERGRID HOLDINGS COMPANY

/s/ Owen Sutherland
Name:	Owen Sutherland
Title:	Head of Capital Markets and Growth

[Address: Lloyds Court, 78 Grey Street, Newcastle Upon Tyne, NE1 6AF
Email: [***]]
[Northern Powergrid – Facility Agreement – Signature Page]

THE ARRANGERS
For and on behalf of BARCLAYS BANK PLC

/s/ Chris Bicheno
Name:	Chris Bicheno
Title:	Vice President

[Address: Barclays Bank PLC, 1 Churchill Place, London, E14 5HP
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ARRANGERS
For and on behalf of HSBC UK BANK PLC

/s/ Jess Emily Burgess
Name:	Jess Emily Burgess
Title:	Director

[Address: HSBC UK Bank plc, 1 Centenary Square, Birmingham, United Kingdom, B1 1HQ
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ARRANGERS
For and on behalf of LLOYDS BANK PLC

/s/ Lynn Liu
Name:	Lynn Liu
Title:	Associate Director

[Address: Lloyds Bank, 25 Gresham Street, London, EC2V 7HN
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ARRANGERS
For and on behalf of ROYAL BANK OF CANADA

/s/ Tom Hipsey
Name:	Tom Hipsey
Title:	Director

[Address: Royal Bank of Canada, 100 Bishopsgate, London, EC2N 4AA
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ORIGINAL LENDERS
For and on behalf of BARCLAYS BANK PLC

/s/ Chris Bicheno
Name:	Chris Bicheno
Title:	Vice President

[Address: Barclays Bank PLC, 1 Churchill Place, London, E14 5HP
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ORIGINAL LENDERS
For and on behalf of HSBC UK BANK PLC

/s/ Jess Emily Burgess
Name:	Jess Emily Burgess
Title:	Director

[Address: Floor 3, Central Square South, Orchard Street, Newcastle-Upon-Tyne, NE1 3AZ
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ORIGINAL LENDERS
For and on behalf of LLOYDS BANK PLC

/s/ Lynn Liu
Name:	Lynn Liu
Title:	Associate Director

[Address: 1st Floor, 33 Old Broad Street, London, EC2N 1HZ
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE ORIGINAL LENDERS
For and on behalf of ROYAL BANK OF CANADA

/s/ Tom Hipsey
Name:	Tom Hipsey
Title:	Director
[Address: Royal Bank of Canada, 100 Bishopsgate, London, EC2N 4AA
Email: [***]]

[Northern Powergrid – Facility Agreement – Signature Page]

THE AGENT
For and on behalf of LLOYDS BANK PLC

/s/ Callum Reid
Name:	Callum Reid
Title:	Associate Director

[Address:Lloyds Bank PLC, New Uberior House, 11 Earl Grey Street, Edinburgh, EH3 9BN
Email: [***]]
[Northern Powergrid – Facility Agreement – Signature Page]